EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Rubio’s Restaurants, Inc.

We consent to the incorporation by reference in registration statements (Nos. 333-79003, 333-84440 and 333-86540) on Form S-8 of Rubio’s Restaurants, Inc. of our report dated March 18, 2005, with respect to the consolidated balance sheet of Rubio’s Restaurants, Inc. as of December 26, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the year then ended, which report appears in the December 26, 2004 annual report on Form 10-K of Rubio’s Restaurants, Inc.

/s/ KPMG LLP

San Diego, California
April 7, 2005